Exhibit 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 30, 2013, among DS WATERS OF AMERICA, INC., a Delaware corporation (“DS Waters of America”), DS WATERS ENTERPRISES, INC., a Delaware corporation (“Holdings”), CRYSTAL SPRINGS OF ALABAMA HOLDINGS, LLC, a Delaware corporation (“Crystal Springs”), POLYCYCLE SOLUTIONS, LLC, a Delaware corporation (“PolyCycle,” and, together with Holdings and Crystal Springs, the “Guarantors”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS Crestview DS Merger Sub II, Inc. (to be merged with and into DS Waters of America, Inc.), a Delaware corporation (“MergerSub”), the Guarantors and the Trustee have heretofore executed an indenture, dated as of August 30, 2013 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of 10.000% Second-Priority Senior Secured Notes due 2021 (the “Notes”), initially in the aggregate principal amount of $350,000,000;

WHEREAS Section 5.01(a) of the Indenture provides that upon the consummation of the Issuer Merger, DS Waters of America and each Guarantor shall immediately execute and deliver to the Trustee a supplemental indenture pursuant to which (a) DS Waters of America will expressly assume all the obligations of MergerSub under the Indenture and the Security Documents, and (b) each Guarantor will confirm that its Guarantee shall apply to DS Waters of America’s obligations under the Indenture and the Notes; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, DS Waters of America and the Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, DS Waters of America, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Assume Obligations. DS Waters of America hereby agrees to unconditionally assume MergerSub’s Obligations under the Notes, the Indenture and the Security Documents and to be bound by all other applicable provisions of the Notes, the Indenture and the Security Documents on the terms provided for therein and to perform all of the obligations and agreements of MergerSub under the Indenture.

3. Agreement to Guarantee. Each of the Guarantors hereby agrees, jointly and severally, to unconditionally guarantee DS Waters of America’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or to statements made in the recitals.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

DS WATERS OF AMERICA, INC.

By:	/s/ Thomas J. Harrington
	Name:	Thomas J. Harrington
	Title:	Chief Executive Officer and President

DS WATERS ENTERPRISES, INC.,
as a Guarantor

By:	/s/ Thomas J. Harrington
	Name:	Thomas J. Harrington
	Title:	Chief Executive Officer and President

CRYSTAL SPRINGS OF ALABAMA HOLDINGS, LLC,
as a Guarantor

By:	DS Waters of America, Inc.,
its sole member

By:	/s/ Thomas J. Harrington
	Name:	Thomas J. Harrington
	Title:	Chief Executive Officer and President

POLYCYCLE SOLUTIONS, LLC,
as a Guarantor

By:	DS Waters of America, Inc.,
its sole member

By:	/s/ Thomas J. Harrington
	Name:	Thomas J. Harrington
	Title:	Authorized Signatory

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

[Signature Page to Supplemental Indenture]